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Exhibit 99.2



                            MEMBERWORKS INCORPORATED

                                JANUARY 30, 2001

                                  10:00 A.M. EST

Coordinator                Good morning, and thank you for holding. I'd like to
                           inform all parties that their lines have been placed in a listen only mode until the question and answer segment of the call. I'd also like to inform all participants that today's conference is being recorded. If you have any objections, please disconnect at this time.

                           I would now like to introduce today's speaker, Mr. Ed Bisno. Sir, you may begin.

E. Bisno Thank you, and good morning. Thank you for joining us today for Memberworks' fiscal second quarter conference call. If anyone did not receive a copy of this morning's new release, please call Rebecca Jurado at 203-674-7084, and one will be faxed to you immediately.

                           Let me remind you that today's call is copyrighted material and cannot be reproduced or transmitted without expressed written consent of the company.

                           Before management begins their formal remarks, I'd also like to remind you that to the extent the company's statements or comments this morning represent forward looking statements, we refer you to the risk factors and other cautionary factors in today's new release, as well as the company's SEC filings. Actual results may differ materially from these statements as a result of such risk factors, cautionary factors and other uncertainties inherent in the business.

                           On the call this morning for the company is Gary Johnson, President and Chief Executive Officer; and Jim Duffy, Chief Financial Officer. Once management has concluded their formal remarks, we'll open the call up for questions.

                           With that, I'll turn the call over to Gary.

G. Johnson                 Thank you, Ed. Welcome everyone, and thank you for
                           joining us for our fiscal year 2001 second quarter call. Today I'll provide some background on our performance for the quarter. Following my remarks, Jim Duffy, our CFO, will take time to discuss our financial results in more detail, and then we'll open it up for questions.

                           I'm pleased to report another strong quarter of revenue and membership growth, and better than expected net loss per share results, due to a significantly smaller impact from SAB-101 than was anticipated. Jim will provide more detail on the numbers shortly.


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                           Today, I'd like to discuss our record financial
                           results, the rapid expansion of our core business and membership base, inroads we have made internationally, and an update on our Internet strategy. Let me go through these in more detail.

                           First, financial highlights for the first quarter ended December 31st include: revenues increased 49%, to $117.6 million, compared to $78.9 million reported in the second quarter of fiscal 2000, and increased by 20% sequentially from $97.8 million reported in this year's first quarter. Excluding the effect of SAB-101, revenues would have increased 41% over last year's second quarter, and 5% for this year's first quarter.

                           Quarter over quarter, on-line revenues increased significantly, to $9.4 million, and sequentially remained relatively unchanged versus last quarter.

                           Net membership growth in the second quarter grew 34%, to a record 7.8 million members.

                           Our significant growth in the quarter is attributed to the company's strong fundamentals in our core business, and our dominant position as market leader in this industry. As such, we continue to capture market share and attract new members. Building on the momentum of the first quarter, net membership growth in the second quarter grew by 500,000 net members, or 34%, to a record 7.8 million members.

                           We've been successful in building our existing membership base by growing all marketing channels, including Memberlink, telemarketing, direct mail and the Internet. Our solid fundamentals are allowing us to expand our core business rapidly. As we continue to build market share, we also continue to shift towards higher margin distribution channels that are more profitable than the traditional telemarketing business. For example, Memberlink, our highest margin channel, continues to be approximately 40% of our new member revenue mix.

                           In addition, in the second quarter we rolled out an innovative private label membership program for Capital One Bank called Market Plaza. Capital One surveyed its customers to learn about what types of membership benefits would best suit their lifestyles. Capital One was very involved in the development of this program, is very committed to its success, and therefore is rolling the program out across all of its channels.

                           In a very short time, the new program has become a real win/win for everyone. Capital One's customers love it. We are seeing tremendous response to the Market Plaza product. And in addition, our productivity rates have improved substantially. As a result of these impressive numbers, we are very enthusiastic about our further developing customized private label programs, which may, in fact, become the next major innovation in membership services.

                           Internationally, response to our programs continues to be extremely favorable. Membership conversion rates in both Canada and the UK are tracking well ahead of plan. And in fact, in Canada, we have a very healthy pipeline of new business, and hope to update you on these developments over the next couple of quarters.

                           Our marketing partnership in the UK with Barclay Card continues to progress nicely. Barclay Card is a premier European credit card issuer, and the largest issuer of cards in the UK.


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                           Even though revenue from our international business
                           is small, it is growing rapidly, and reached $2.6 million for the quarter, up dramatically from a year ago.

                           Now onto the Internet. As I'm sure by now you are all aware, through the use of the Internet we are better able to service and enhance our existing membership programs, while concurrently attracting new members through a more efficient medium. On-line sales for the second quarter reached $9.4 million, up substantially over the second quarter of fiscal 2000, and relatively unchanged on a sequential basis.

                           Although Memberworks on-line revenues continue to be strong, and membership acquisition via the Internet continues to grow, not surprisingly, we are cutting back our Internet spending. This, of course, will positively impact cash flow and profitability, which Jim will discuss in more detail shortly.

                           On the positive side, IPlace, Memberworks' new infomediary company, continues to do extremely well. We are firmly committed to IPlace, which is on track to become cash flow positive early next fiscal year. Through its family of Web products, IPlace receives approximately six million unique visitors per month. IPlace recently received a $5 million cash investment from Equifax, the country's premiere provider of consumer credit data.

                           In November, Stu Siegel, IPlace's president and CEO was named CEO of the Year at the annual Enterprise Technology Awards. The Enterprise Technology Awards recognizes top companies who demonstrate extraordinary growth and innovation.

                           In summary, our ability to continuously increase our membership base is the driving force behind the growth of the company. We are committed to continuing to go after high growth opportunities, such as international and Memberlink, and to developing new and innovative products such as Market Plaza to fuel our advancement as the leader in the industry. Our membership base of a record 7.8 million is evidence of the health and attractiveness of our business, and to the incredible value our programs bring to our members.

                           At this point, I'd like to turn the call over to Jim Duffy, our CFO, who will walk you through the financials.

J. Duffy Thank you, Gary. Good morning everyone. I am pleased to report this quarter's results, which showed strong revenue growth, as well as better margins and net income. I'd like to begin with the December 2000 quarter, versus the December quarter a year ago. I will then review our financial results from a quarterly sequential perspective, provide cash flow data, and lastly, give you an update on guidance going forward for modeling purposes.

                           Reported revenues increased 49%, to a record $117.6 million for the quarter, and excluding SAB-101, revenues increased 41% from last year's second quarter. As of December 31, there were 7.8 million members enrolled in our programs, up 34% from 5.8 million a year ago. And Memberlink revenues continue to be substantial, at around 40% of new member revenues.

                           On-line revenues were $9.4 million this quarter, up three-fold from last year. And revenues from our international businesses also increased sharply from last year, to $2.6 million for the quarter; still small, but growing rapidly.

                           The net loss reported for the quarter was $7.3 million, compared to income of $3.0 million last year, and reflected net losses of $7.7 million incurred in our on-


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                           line businesses, $2.5 million in losses related to
                           the expansion of our international business, and our $2.4 million loss related to our investment in 24/7 Media. The net impact of SAB-101 was actually a positive $600,000 this quarter, net. But if you exclude all of these items, or core net margins were actually a positive $4.7 million this year, versus $5.9 million last year.

                           On a per share basis, we reported a net loss of $0.48 for the quarter, compared to net income of $0.18 last year. And we incurred losses, again on a per share basis, of $0.51 in our on-line businesses; $0.16 in our international business; and $0.16 also due to the 24/7 investment, which were partially offset by a positive $0.04 pick up due to SAB-101.

                           Again, excluding all of these items, EPS would have been positive $0.29 versus $0.35 last year, computed on a fully diluted basis.

                           Excluding the revenue effect of SAB-101, operating expenses were 19.5 % of revenues, versus 18% last year, while G&A expenses were 24% this year, versus 20.5% a year ago.

                           The increase in the operating expense ratio was primarily due to the expansion of our call center capacity, and the increase in the G&A expense ratio was due to primarily increased on-line spending and higher goodwill amortization expense related to the acquisitions that we've completed over the last year.

                           Now looking at the quarter results sequentially, that is, December versus this past September quarter, reported revenues increased 20% quarter to quarter, and excluding SAB-101, increased 5%. Our membership base grew by 500,000 members, or almost 7% quarter to quarter.

                           The net losses reported were $7.3 million in December, versus $7.2 million in September. And on a per share basis, we reported a $0.48 loss in December, as well as in the September quarter. However, excluding the effect of SAB-101, the gains and losses on our 24/7 media investment in both quarters, and the losses in our on-line and international units, the per share results would have been a $0.29 profit in December, versus a $0.25 profit in the September quarter.

                           That's our earnings results. Now I'd like to turn for a moment to our cash flow numbers.

                           Operating cash flow before the effect of working capital changes was $3.5 million this year, versus a positive $11.8 million last year. However, excluding spending incurred in our on-line and international businesses of $6 million and $1.8 million respectively, the core business provided a positive operating cash flow of $11.4 million for this quarter.

                           The average price point of our programs was $77 this quarter, up 5% last year, and down slightly from last quarter. Acquisition cost per member were $70 this quarter, unchanged from last year, but also down slightly from the prior September quarter. First year margins, therefore, were actually a positive 9% this year, versus 4% last year, and slightly better than the 8% that we reported in the September quarter just passed.

                           Working capital changes were a positive $22.4 million this quarter, due to the timing and approved management of our accounts receivable balances, as well as the timing of vendor and other payments and accruals. You will recall last quarter, working capital changes were actually a negative $13.4 million.


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                           In the quarter we repurchased 157,300 shares under
                           our stock buy-back program, and spent $4.5 million this quarter. In addition, we continue to sell down our position in 24/7 media, and actually generated $1.1 million in proceeds in December. We ended the quarter with over $31 million in cash, and virtually no debt.

                           Now that's the quarter's results. And in summary, as Gary said, we reported a very solid quarter, meeting or exceeding Wall Street expectations with respect to top line growth and losses per share. And you should know that our reported revenues and net losses were better than those Street estimates, principally because the negative effect of SAB-101 was less than we and Wall Street had previously estimated.

                           Operating cash flow was slightly lower than expectations, primarily due to higher membership growth that we achieved in the quarter.

                           Now before we open up the line for questions, I'd like to say that we intend to continue our practice of not updating forward looking statements until our next quarterly results announcement, other than in publicly available statements.

                           That being said, let me now take this opportunity to provide some guidance on the key metrics for the next couple of fiscal quarters of fiscal '01, as well as broader guidance for fiscal year 2002. And I'd like to start with the revenues.

                           We currently expect revenues for the March quarter to be between $123 and $127 million, and between $118 and $122 million in June, the June fiscal quarter of '01. Our operating margins we expect to be negative $5.5 million to $6.5 million in the March quarter, and negative $8 million to negative $9 million in the June quarter. Earnings per share we expect to be negative $0.23 to $0.29 in the March quarter, and negative $0.45 to negative $0.52 in the June quarter.

                           Our operating cash flow before working capital we expect to be between break even and $1 million positive it the March quarter, and between $16 and $18 million in the June quarter, positive. Our operating cash flow after working capital we expect to be positive $5 to $6 million in the March quarter, and positive $22 to $24 million in June. And we expect our net membership growth to be about 300,000 members in both the March quarter as well as the June quarter.

                           Let me point out that these revenues remain within the range of current analyst estimates in March, and are lower than estimates in the June quarter, primarily due to the impact of SAB-101, as well as our intention to slow down the core growth rate of our business. Excluding the impact of SAB-101, revenues are estimated to continue to grow sequentially between 5% and 7% over the next two quarters.

                           Our operating margins and earnings per share will continue to be negative, although much better than analyst estimates in March, but worse than in the June quarter. Again, the SAB-101 impact is the primary cause. We believe the EPS impact of SAB-101 will actually be a positive $0.15 per share in March, but a negative $0.50 per share in June. Operating cash flow is unchanged from previous analyst estimates for the rest of the year, but will be lower in March and higher in June.

                           So in order to put fiscal 2001, which ends this coming June 30th, in perspective, if you assume that we meet the low end of the expectations that I just outlined, we expect to report revenues of $456 million for the year, or 38% growth over


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                           fiscal 2000; negative operating margins of $32.6
                           million, or 7%; negative earnings per share of $1.77 before the September one time charge we took last quarter.

                           We expect to achieve positive operating cash flow of $19 million before working capital, and $39 million after working capital. And finally, the SAB-101 impact on the fiscal year is currently estimated to be actually a positive impact on revenues of $8 million, and a negative $0.50 a share on earnings per share for the full fiscal year.

                           Now looking ahead to fiscal 2002, we currently expect revenues to grow at or above our long term target of 30%, which would get us to almost $600 million for the year. We are raising EPS consensus estimates for fiscal 2002 to positive $0.60 per share, fully tax effective, I might add. We are also raising our operating cash flow estimates for fiscal 2002 to a positive $65 million before working capital, and $90 million after working capital.

                           On a quarterly basis in fiscal 2002, we expect revenues to continue to grow sequentially. We expect EPS to continue to be negative in the first fiscal quarter of fiscal 2002, but be positive each quarter thereafter. And we expect operating cash flow to grow sequentially each quarter except the first quarter, the September quarter, which we currently expect to be a positive $11 million before working capital changes.

                           I appreciate your patience. I know this accounting change has made our period to period comparisons difficult for the last two quarters, and unfortunately, will continue to make those comparisons difficult for the next couple of quarters. But I thank you for your attention, and now I'd like to open up the line for questions.

Coordinator                Thank you. Our first question comes from Matt Davies
                           of JP Morgan.

M. Davies                  Congratulations on a solid quarter. Jim, I just want
                           to confirm, going forward into '02 and for the following two quarters of '01, just wanted to confirm your big picture outlook on the fundamentals, specifically your expectations for member growth, acquisition costs for new members, and price points.

J. Duffy From a member growth standpoint, as I said, we currently expect member growth to be at least 300,000 members growth per quarter, here in the March quarter that we're currently in as well as the next sequential quarter in June. We expect membership growth to be in the mid to high 20s in fiscal 2002 across all of our businesses, which would then help us to achieve a 30% year over year revenue growth.

                           From a cost standpoint, the price points of our programs, as you know, we have always been able to achieve average price point increases between 5 and 10%. We are still comfortable that we can achieve price point increases in fiscal '02 in the order of 3 to 5%, which is what we built into our model.

                           From a member acquisition cost standpoint, we believe that our member acquisition cost will continue to be leveraged into fiscal '02 from where they are today, which allows us to generate substantial positive operating cash flow, as well as positive earnings per share, even on a GAAP basis.

M. Davies                  Great. And then the second question for you, Jim, is
                           if you could further explain the current quarter and what you expect going forward for the quarter to quarter mechanics of deferred membership fees on the cash flow statement. It came in a


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                           little bit lighter than what I was expecting, and
                           just wanted to get your read on that.

J. Duffy What's happened now, that number is no longer really a true measure of the growth of the company because the impact of SAB-101, be it positive or negative, is directly reflected in that number that is reported on our cash flow statement. So looking at the number, again, Matt, as you observed, on a net basis it's less than what you expected, and that's because the impact on our reported revenues in the December quarter was much higher than you expected. So the difference is actually subtracted from that.

                           I would say that from a total company basis, that the increase was actually higher, and probably better than you expected, because we had a very substantial membership growth number here in the quarter.

M. Davies                  So going forward, we could see the opposite take
                           place as well, correct?

J. Duffy That's absolutely right. And to the degree that it is significant, we will, of course, share that with you so that you can clearly understand what's going on there.

M. Davies                  Okay, and then a few follow ups for Gary, if I could.
                           Gary, if you could comment, last quarter coming out of the call, there was some speculation that the Cendant spin out would be good for Memberworks. I was looking for an update there.

G. Johnson                 We haven't heard that much more of an update with
                           respect to the Cendant spin out of their marketing division. We're hopeful that they will be able to pull that off. Again, given market conditions, etc., things have been fairly quiet. We think it would be useful to have another peer out there. It certainly would substantiate, justify the size of what we believe is a huge market here, as well as the success of another public company. So we're hopeful that they do that, but we haven't heard that much more information of that.

M. Davies                  On the Internet front, I was wondering if you could
                           give us an update on IPlace. It sounds like cash flow break even is slated for September of '01 on a calendar basis. I just want to make sure of that, and then follow up with your comments on the privacy situation, Minnesota going after Fleet. I don't believe there's any impact at all for you guys, but I just wanted to take the chance to clear that up.

G. Johnson                 First of all, with respect to IPlace, IPlace has seen
                           very robust growth. We are actually adding on a weekly basis about 35,000 members a week through IPlace. And given their strong membership growth and the efficiency at which they're able to attract members, we do anticipate cash break even in the September quarter. So soon IPlace will be a contributor to cash flow to Memberworks, and we're very hopeful and certain on that.

                           With respect to the privacy matters, again, I might say we, in our regular course of business, often receive inquiries from federal and state agencies, and we continue to work with these guys to make sure that all of our marketing practices meet or exceed applicable laws and state regulations. And we believe that our practices are the best practices that will set a new industry standard.

                           Specific to your question on Minnesota, we are not involved in the Fleet lawsuit that Minnesota had against Fleet with respect to mortgage companies. It seems to be a very parallel lawsuit that they had against US Bank Corp, and we believe that it's a political thing, again, with respect to the new administration coming


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                           in. But again, we're not involved in that, and we
                           continue to work with the various regulators and such, hoping to set new industry standards for our business.

M. Davies                  And Gary, 2001 is looking like it's going to shape up
                           as a year where Internet privacy laws get set. Are you expecting that guideposts are laid down for your marketing methodology as well?

G. Johnson                 We believe that most of the guideposts were already
                           set down with respect to the banking regulations that happened last November. Again, there was about a year's worth of negotiations and stuff with respect to the banking legislation, HR-10, and Internet privacy really wasn't addressed in that application, which we believe is going to be more of the focus this year.

                           But again, I think everyone on the call should realize that we are being very proactive with respect to lobbying and trying to influence legislation as best we can, which is very different than we were when we got hit blind-sided by the Minnesota thing. So we are very active with respect to panels and with respect to our efforts, trying to influence privacy in a positive way for us.

                           And again, we are only using publicly available data. We're doing everything. We're not selling the data that we have, etc. It's used for internal purposes.

Coordinator                Thank you. John H. Livens of Winchester Capital
                           Management, you may ask your question.

J. Livens                  I was going to ask you to expand a little more on
                           your overall cost reduction, as far as the expansion of your Internet activities is concerned. You started fairly aggressively a little bit late in the game.
                           What kind of benefits do you expect to gain as far as costs are concerned? And to what degree will this impact your growth on that particular source? I recall you saying that this really reduced your membership acquisition costs, so perhaps you can expand on that.

                           Also, what are your longer strategic plans for IPlace, because you have established some really important partnerships and investors in that company?

G. Johnson                 Let me talk a little bit strategically about that.
                           First of all, we view the Internet, rather than as a business in and of itself, simply as a new distribution channel, much like telemarketing or direct mail. It's simply another way of acquiring members for us.

                           Given that, our investments that we've made over the past year, some of them have really been fixed cost investments that we needed to make in order to put our sites on-line. We did a number of testing with respect to how was the most efficient, best ways to acquire members. We believe that we have cracked that code now, whereby our on-line business will start to be cash contributors to the business early next year.

                           What we found, actually, is that the Internet does allow us to acquire members more efficiently than the traditional businesses, and that a lot of our investment over this year was doing that, testing that out.

                           In addition, we see application to our core business, whereby we are moving into on-line fulfillment and a number of other things that we see as ways to reduce costs within our core business. If we capture e-mail addresses from people that are signing up over telemarketing or mail, we have the opportunity


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                           to fulfill them on-line, which will save costs. So
                           the Internet we're using as a tool and a distribution channel to reduce costs going forward in the future.

                           With respect to IPlace, IPlace really, as a total entity, is getting almost six million visitors per month coming into its various sites. It's really one of the top financial Web sites in terms of traffic. It's kind of an Internet powerhouse in and of itself, to a certain degree. And because of the reduced advertising revenue and stuff on the Internet, we're able to negotiate deals with big strategic partners, better deals, that will allow us to optimize the acquisition of members on the Internet.

                           So again, the Internet is an integral part of our business; just an extension in terms of how we go to market. Another distribution channel.

J. Livens                  Gary, my question was, do you eventually plan to spin
                           it off, given the market conditions? The longer term view of IPlace.

G. Johnson                 We always reserved that option from the beginning,
                           and would look at various ways that would increase shareholder value. For Memberworks, I think we're still in that same mode. Again, IPlace is being managed to focus on cost reduction, revenue expansion, and become as profitable as quickly as it can. What our financing alternatives are or shareholder alternatives for Memberworks, we're still reserving the option to move in the best way that we think can maximize value.

                           Obviously, we mentioned on this call that Equifax had invested $5 million, so we are entertaining private investments from strategic investors, that we believe can be helpful to IPlace's overall strategic direction.

Coordinator                Rick Legget of Arbor Capital, you may ask your
                           question.

R. Legget                  What are your cap ex plans against that $90 million
                           in cash flow for fiscal '02?

J. Duffy We currently are estimating capital expenditures in the order of $20 to $22 million in '02. And that is probably where we're going to wind up in '01 as well, so it will probably be just about the same dollars in both years.

R. Legget                  So you're generating free cash of roughly $70
                           million?

J. Duffy                   That's correct.

R. Legget                  So management challenge coming up in the next 15
                           months will be what to do with that?

J. Duffy                   Yes.

R. Legget                  Opportunity, obviously. That will be something that
                           we'll be hearing about as we go forward.

J. Duffy Absolutely. And as is stated in the press release, currently management has authorization from the board to buy back up to another 900,000 shares, which we will be in the market as aggressively as we can, and as conditions permit. So we intend to continue that program.

Coordinator                Frank Connolly of ING Barings, you may ask your
                           question.


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
F. Connolly                I know you've commented on the potential positives of
                           having Cendant spin off its membership business, and was just wondering, with that business currently in transition, if you think that's been a help to you at all? And also, assuming it gets spun off and becomes a stronger competitor, what are you doing to guard against it competitively over the longer term?

G. Johnson                 Well, I think from our beginnings, we always tried to
                           develop product that was not competitive with Cendant, so even though we are both in the same space, we really don't have direct, head to head competitive product with Cendant. And that was why, in a certain sense, we were always complementary with respect to our product offerings from Cendant.

                           So I believe our strategy vis-a-vis Cendant will be welcoming a new competitor because they help expand the market, educate our clients, etc. Yet with respect to product that we're developing, we've always tended to develop unique product, and product different than what Cendant has.

F. Connolly                So it should be a positive, assuming they become
                           stronger?

G. Johnson                 Absolutely. Because again, we learn from them and
                           they learn from us, as we open new channels, etc. We learn from each other with respect to what is publicly available out there. We see each other moving in new directions, and into new distribution channels, and that is helpful, to have two of us out there investing and spending money on that.

F. Connolly                Okay. And can I also just get a sense of what the
                           renewal rates were, or if there's any big change there?

J. Duffy The renewal rates have been constant in the last couple of quarters. They are up a little bit from a year ago, and we believe that really is a function of the price point increase. So the net margins on a new member basis have actually been positive, as I said in my notes, but the renewal rates are up slightly.

                           We haven't specifically disclosed rates on a quarterly basis in the past because they do tend to bounce around a little bit on the quarters, depending on the timing of our marketing, but we expect them to be close to where they've been historically, or if they're up, they'll be up just a little bit.

Coordinator                Thank you.  Andrew Jeffrey of Robertson Stevens, you
                           may ask your question.

A. Jeffrey                 As we look out to '02, it would appear as your
                           membership growth moderates a little bit, maybe we have a little better visibility now on what the long term, steady state nature of your business model is going to be. Can you gaze into the crystal ball, and if you look out over the next several years, three to five, can you give us a sense of what you think your secular membership growth is, and what your secular cash flow margins can ultimately look like?

J. Duffy We have, based on the numbers that we just provided, we are focused in the company on maximizing and optimizing our productivity, vis-a-vis in terms of profitability and operating cash flow. Don't be mistaken. The market is still a very big market. We could grow the membership base at greater than what we're providing guidance here, and we think that on a long term basis, the secular growth would continue to be 20, 30% or beyond.

                           We believe at this point in time where we stand, it is important for a number of reasons, to optimize our model here, which is what we intend to do over the next few quarters, and optimize our profitability and cash flow.


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
                           The old metric was that if the business slowed down to a 10 or 15% growth rate at maturity, which is several years from now, that the margins in the business could easily achieve 15 to 18%. We don't see anything in our models that would indicate that that is deteriorating at all. In fact, we think it can be optimized, not the least of which is through the use of the Internet, in terms of being a more efficient marketing channel, and a more efficient servicing channel.

                           But we are very comfortable with long term growth rates at or above 30%. Again, we are slowing it down here a little bit really to optimize the model, optimize our profitability, and optimize our operating cash flow.

A. Jeffrey                 Okay. And just a point of clarification on your
                           guidance. In the fourth quarter of fiscal '01, you had said $16 to $18 million in cash flow before cap ex. Did you mean $6 to $8?

J. Duffy Let me repeat that. Our current guidance for the June 2001 quarter is operating cash flow, before working capital, of $16 to $18 million in the quarter. After working capital would be $22 to $24 million. And we are comfortable with that.

Coordinator                Matt Davies of JP Morgan, you may ask your question.

M. Davies                  The average price point, you said, was $77 this
                           quarter. What was that last quarter? And then additionally, the international revenue, $2.6 million this quarter -- what was that last quarter?

J. Duffy Matt, the price point last quarter was $78, so this quarter is down to $77, so it's just a slight decrease. The international revenues this quarter were $2.6 million. Last quarter was $1.9 million. We've had a very nice sequential growth in our international business, where, as you know, we've been investing heavily here for the last several quarters.

A. Jeffrey                 Gary, on the Cap One private label program, are there
                           different, more profitable dimensions, as far a royalties go there? If you could just explain the profitability of this new private label program that would be great.

G. Johnson                 What happens is, with a private label program with a
                           bank, the bank tends to get behind it more, meaning that they, rather than having an off the shelf product, which we typically have marketed over the past 12 years, which we do quite effectively, in this case the bank helped design the program after what they believe were the benefits that they thought their demographics and consumers would want most.

                           Consequently, they kind of have the, "We've invented this program," or helped to invent it. And that, from a psychological standpoint, gets the bank behind the program across the board, where they're very heavy in promoting the program. They want us to infiltrate all their different distribution channels as to how we market it, etc. Consequently, by their getting behind this, our conversion rates go way up. And our productivity in terms of marketing these programs go way up, compared to traditional off the shelf programs. So the profitability therefore becomes better, because your acquisition cost goes down, relative to a standard, off the shelf product.

                           So from a royalty standpoint, there isn't all that much difference. We may pay them a little bit more royalty, but it is greatly offset by the fact that our acquisition cost goes down, because again, of their promotional efforts and their getting behind this in terms of pushing it through their distribution channels.


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
A. Jeffrey                 And is this a first time private label program? Do
                           you see more of these down the pipe for other customers?

G. Johnson                 Absolutely. With the great success of this program,
                           we do see, perhaps as I mentioned in the call, the next generation of membership programs being private label versions. That doesn't preclude us from marketing the off the shelf products, which we do at Capital One as well. But with the success of this, it's a template for us to go and develop other private label products for the banks.

Coordinator                At this time I show no further questions.

G. Johnson                 Thank you all for attending the conference, and if
                           you have any questions, you can contact Jim or myself. Good-bye.


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